Exhibit 99.1

Cray/Media:	Investors:
Steve Conway	John Snyder
651/592-7441	206/262-0291
sttico@aol.com	john@snyderir.com

CRAY INC. APPOINTS PETER UNGARO PRESIDENT

SEATTLE, March 7, 2005— Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today announced that it has appointed Peter Ungaro as president of the company. Ungaro had been serving as Cray’s senior vice president of sales, marketing and service. He joined Cray in August 2003 from IBM, where he was vice president of worldwide deep computing sales.

“Cray has always been known for its technical innovation. This move signals an important strategic initiative in our drive to become more market-focused,” said Cray Chairman and CEO Jim Rottsolk. “Pete has demonstrated exceptional leadership and business acumen, maintaining strong relationships with customers and other members of the global high performance computing community,” Rottsolk added. “This will allow me to devote more time to shaping Cray’s long-term strategy and corporate governance while continuing to work with our large customers, senior-level government officials and investors.”

In his new role, Ungaro will report to Rottsolk. All functions, except finance, legal and government relations, will report to Ungaro. “I’m very excited about the new products we’ve recently introduced and the records they’re setting on key industry benchmarks. Cray has an unrivaled R&D team and a service organization that’s the envy of the high performance computing industry. We have also put strong sales leaders in place in each of our key global geographies,” Ungaro said. “In my new role, I’m looking forward to working with the many talented and dedicated employees at Cray and building on these accomplishments as we continue to set the pace of innovation in the high performance computing industry.”

Prior to his appointment as president, Ungaro was responsible for creating and implementing the company’s worldwide sales and marketing strategy, expanding opportunities for current and future Cray products, collaborating closely with product development and other technical leaders, enhancing the capabilities of Cray’s global sales force, and leading service and support for Cray’s customers around the world.

As vice president of worldwide deep computing sales for IBM, Ungaro led global sales of all IBM server and storage products for high performance computing, life sciences, digital media and business intelligence markets. Prior to that assignment, Ungaro was IBM’s vice president, worldwide high performance computing sales. He held a number of other sales leadership positions since joining IBM in 1991.

About Cray

As the global leader in high performance computing (HPC), Cray provides innovative supercomputing systems that enable scientists and engineers in government, industry and academia to meet both existing and future computational challenges. Building on years of experience in designing, developing, marketing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of HPC systems that deliver unrivaled sustained performance on a wide range of applications. Go to www.cray.com for more information.

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